Exhibit 8.1

Subsidiaries of GDEV Inc.

Legal Name of Subsidiary	Jurisdiction of Organization
Cubic Games Ltd	Cyprus
Cubic Games Studio Ltd	Cyprus
GameGears Ltd	Cyprus
Winchange Limited	Cyprus
GDEV Investments Ltd	Cyprus
Kadexo Limited	Cyprus
Fellaway Limited	Cyprus
Nexters Finance Limited	Cyprus
Nexters Global Ltd	Cyprus
Nexters Lithuania UAB	Lithuania
Nexters Studio Armenia LLC	Armenia
Nexters Studio Kazakhstan Ltd	Kazakhstan
Nexters Midasian FZ-LLC	UAE (RAKEZ)
Nexters Studio Portugal, UNIPESSOAL LDA	Portugal
NHW Ltd	Cyprus